Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated September 18, 2023, except for Notes 1, 12 and 29, for which the date are December 1, 2023, in the Registration Statement on Amendment No.1 Form F-1 (No. 333-275665), under the Securities Act of 1933 with respect to the consolidated statements of financial positions of COR3 & Co. (Holdings) Limited and its subsidiaries (collectively the “Company”) as of March 31, 2021, 2022 and 2023, and the related consolidated statements of profit or loss and comprehensive (loss)/income, changes in equity, and cash flows in each the years in the three-year period ended March 31, 2023, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the above mentioned Registration Statement.

San Mateo, California	WWC, P.C.
December 1, 2023	Certified Public Accountants
PCAOB ID: 1171